December 1, 1998


Smurfit-Stone Container Corporation
Jefferson Smurfit Center
8182 Maryland Avenue
St. Louis, Missouri 63105

Dear Sirs:

      We are acting as counsel for Smurfit-Stone Container Corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 14,956,173 shares (the "Shares") of Common Stock ($.01 par value) of the Company issuable pursuant to the 1998 Long Term Incentive Plan and the Equity Adjustment Program (collectively, the "Plans") of the Company. In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

      Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plans have been duly authorized and, when and to the extent issued pursuant to the Plans upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

      We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

      We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

                                         Very truly yours,